Exhibit 99.1

ClearPoint Releases 2007 Financial Results and Investor Conference Call Information

CHALFONT, PA, April 15, 2008/PRNewswire/ — ClearPoint Business Resources, Inc. (Nasdaq: CPBR), a provider of innovative workforce management solutions and services, today filed its Annual Report on Form 10-K which includes its financial results for its fiscal year ended December 31, 2007.

Investor Conference Call

ClearPoint will hold a conference call to discuss the 2007 results at 11:00a.m. EST on Friday, April 18, 2008. Interested parties may access the call toll free by calling 1-800-762-8779 from within the United States, or 1-480-629-9041 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through April 25, 2008, and can be accessed by dialing 1-800-406-7325 (U.S.) or 1-303-590-3030 (International), PIN: 3870216. This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid’s website at www.viavid.net, for 30 days after the call.

About ClearPoint

ClearPoint Business Resources, Inc. is a leading Workforce Management Solutions provider to clients ranging from small businesses to Fortune 500 companies. ClearPoint’s iLabor network is a proprietary technology-based platform that provides its clients with a comprehensive web-based portal to streamline the process involved in procurement and management of temporary labor. Orders placed by ClearPoint’s clients are fulfilled through a network of ClearPoint-approved staffing vendors. The iLabor platform provides a virtual marketplace for the electronic procurement (“e-procurement”) of temporary labor and provides the client with one contract and one contact point to order temporary labor on a national scale. iLabor is an on-demand e-procurement solution that is hosted by ClearPoint which eliminates the need for clients to install and maintain costly hardware and software applications. The client can access iLabor through standard Internet connections and web browsers, and is assigned access codes and account information, eliminating the need for time consuming and costly systems integrations. The iLabor platform provides real-time feedback on all posted positions and provides a centralized reporting mechanism for clients to review and monitor their spending on temporary labor on a national basis. We believe that the introduction in 2007 of iLabor has allowed ClearPoint to position itself uniquely in the human capital industry. The iLabor network is a technology-based procurement method that provides a low cost and easy alternative for ClearPoint’s clients, as well as traditional staffing companies in the industry, to procure temporary labor through a large ClearPoint-approved staffing vendor network that has broad national coverage. The iLabor platform is a fully scalable product offering that can accommodate significant growth in transaction volumes for ClearPoint without significant increases to the Company’s existing cost structure.

For more information about ClearPoint, visit www.clear-point.com.

Contact Information:

Michael Traina, CEO

ClearPoint Business Resources, Inc.

(215) 997-7710

mtraina@clear-point.com